PRESS RELEASE	AUGUST 6, 2010

HARRIS & HARRIS GROUP, INC. ®	CONTACT: DOUGLAS W. JAMISON
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES NEW BOARD MEMBER

Harris & Harris Group, Inc., (NASDAQ: TINY) is pleased to announce that the Company’s Board of Directors, upon recommendation by its Nominating Committee, elected Mr. Lucio L. Lanza to serve as a Director of the Company, effective immediately, until the 2011 Annual Meeting of Shareholders.  Mr. Lanza was appointed to the Board of Directors as part of long-term Board succession planning in anticipation of the upcoming retirement of three of the Company’s directors in 2011 pursuant to its director retirement policy.

              Mr. Lanza is the Managing Director of Lanza techVentures, an early stage venture capital and investment firm, which he founded in January 2001.  Since 2008, he has been a General Partner and the Chief Technology Strategist of Radnorwood Capital, LLC, an investor in public technology companies.  Previously, he was a General Partner of US Venture Partners, a venture capital firm.  Throughout his career, he has held senior level and strategic positions at Cadence Design Systems, Inc., EDA Systems, Inc., Daisy Systems, Corp., Intel Corp., Olivetti Corporation and ARM Holdings plc.  He was graduated from Politecnico of Milano with a doctorate in electronic engineering.  The Board of Directors believes that Mr. Lanza’s knowledge and experience in the venture capital industry will greatly contribute to the strategic direction of the Company.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this news release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release..